Exhibit 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investor Relations: Eric Boyriven/Lindsay Hatton

Press: Scot Hoffman

Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FISCAL 2004 THIRD QUARTER RESULTS

— Net income grows 81% year-over-year, on revenue growth of 18.4% —

— Operating margin increases to 14.8% —

Melville, NY, July 7, 2004 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its third fiscal quarter ended May 29, 2004.

Net sales for the third quarter of fiscal 2004 increased 18.4% to $255.3 million, compared to net sales of $215.6 million in the third quarter of fiscal 2003.  Net income for the third quarter of fiscal 2004 was $23.9 million, an increase of 81.3%, compared to net income for the third quarter of fiscal 2003 of $13.2 million. Earnings per diluted share were $0.34 for the third quarter of fiscal 2004, compared to $0.19 earned in the same period last year.  There was one more day in this year’s third quarter than in the third quarter of last year.

For the first nine months of fiscal 2004, the Company’s net sales rose 11.4% to $708.6 million, compared to net sales of $635.9 million in the year ago period.  Net income in the first nine months of fiscal 2004 increased 53.4% to $58.9 million, compared to $38.4 million in the first nine months of fiscal 2003.   Earnings per diluted share for the first nine months of fiscal 2004 increased 49% to $0.85, compared to $0.57 in the year ago period.

“We are thrilled with our results for the third quarter, which reflect our strong operational execution and the ongoing recovery of the manufacturing sector,” said David Sandler, President & Chief Operating Officer.  “During the quarter we saw sales increase across all our markets, with sales from the manufacturing and non-manufacturing sectors growing 17% and 15%, respectively.  This growth was consistent in all of our geographies, and also included significant traction in our sales efforts to government customers and continued solid growth in our e-commerce business.”

-MORE-

“Both operationally and financially, this was a great quarter for MSC Industrial Direct,” commented Chuck Boehlke, Executive Vice President & Chief Financial Officer.  “Outstanding sales execution resulted in strong revenue growth, while our ability to deliver on our cost control initiatives enabled us to convert 43% of incremental revenues into operating income, generating operating margins of 14.8%, and a net income increase of over 80%.  Our financial discipline also led to improved inventory turns and free cash flow for the period of $26.6 million (See Note 1).  Financially, MSC Industrial Direct is well positioned for the future.”

Mitchell Jacobson, Chairman & Chief Executive Officer concluded, “As we move into the final quarter of fiscal 2004, we will build on the momentum we’ve generated throughout the year and remain confident in our continued ability to execute on our strategy, gain share and grow in all of our markets.  Overall, our customers appear to be purchasing with more confidence, and we continue to grow sales across our customer base.  While we expect to continue to benefit from the improving economy and the strengthening industrial marketplace, we expect contribution margins in the fourth quarter to be somewhat lower as a result of planned increases to our salesforce, coupled with one less sales day in the fourth quarter and the typical seasonal revenue decline seen in the summer months.  As a result, we expect revenues for the fourth quarter of fiscal 2004 to be in the range of $243 million to $247 million, with fully diluted earnings per share in the range of $0.29 to $0.31.”

In the third quarter of fiscal 2004, MSC repurchased 250,000 shares of its Class A Common Stock for approximately $6.75 million.  The shares were purchased under the Company’s current stock repurchase program, which was authorized on September 26, 2002.

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the third quarter of fiscal 2004 results and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 - Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities in the third fiscal quarter was $29.3 million and expenditures for property, plant and equipment were $2.7 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company’s stock.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from more than 2,500 suppliers to approximately 345,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 30 million direct-mail catalogs and CD-ROMs, approximately 90 branch sales offices, more than 450 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.  For more information, visit the Company’s Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing market conditions, competitive and regulatory matters, general economic conditions in the markets in which the Company operates, risk of cancellation or rescheduling of orders, work stoppages at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, availability of suitable acquisition opportunities, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	May 29, 2004	August 30, 2003
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,825	$114,294
Available-for-sale securities	2,926	—
Accounts receivable, net of allowance for doubtful accounts	112,809	93,598
Inventories	220,576	201,602
Prepaid expenses and other current assets	15,116	12,039
Deferred income taxes	11,132	11,051
Total current assets	400,384	432,584

Available-for-sale securities	116,709	—
Property, Plant and Equipment, net	104,250	106,935
Goodwill	63,202	63,202
Other assets	9,488	16,249
Total Assets	$694,033	$618,970

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,820	$30,069
Accrued liabilities	48,780	48,406
Current portion of long-term notes payable	149	169
Total current liabilities	87,749	78,644
Long-term notes payable	1,023	1,132
Deferred income tax liability	26,911	28,839
Total liabilities	115,683	108,615
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	48	39
Class B common stock	25	32
Additional paid-in capital	292,227	261,849
Retained earnings	376,413	331,568
Accumulated other comprehensive loss	(77)	—
Class A treasury stock, at cost	(88,895)	(83,133)
Deferred Stock Compensation	(1,391)	—
Total shareholders’ equity	578,350	510,355
Total Liabilities and Shareholders’ Equity	$694,033	$618,970

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 29, 2004	May 31, 2003	May 29, 2004	May 31, 2003

Net sales	$255,297	$215,571	$708,595	$635,896
Cost of goods sold	140,417	118,709	389,176	349,555
Gross profit	114,880	96,862	319,419	286,341
Operating expenses	76,993	75,915	224,639	225,006
Income from operations	37,887	20,947	94,780	61,335
Other Income:
Interest income, net	684	328	1,444	773
Other income, net	91	67	319	114
Total other income	775	395	1,763	887
Income before provision for income taxes	38,662	21,342	96,543	62,222
Provision for income taxes	14,789	8,174	37,652	23,821
Net income	$23,873	$13,168	$58,891	$38,401

Per Share Information:
Net income per common share:
Basic	$.35	$0.20	$.88	$0.58
Diluted	$.34	$0.19	$.85	$0.57

Weighted average shares used in computing net income per common share
Basic	67,474	66,650	66,801	66,567
Diluted	70,082	68,265	69,337	67,780

Cash dividend per common share	$.08	$—	$.21	$—

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Thirty-Nine Weeks Ended
	May 29, 2004	May 31, 2003

Cash Flows from Operating Activities:

Net income	$58,891	$38,401
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization expense	9,457	11,295
Amortization of deferred stock compensation	86	—
Provision for doubtful accounts	1,748	1,208
Deferred income taxes	(2,009)	8,104
Stock option income tax benefit	4,148	563
Amortization of bond premium	148	—

Changes in operating assets and liabilities:
Accounts receivable	(20,959)	(2,458)
Inventories	(18,974)	(1,977)
Prepaid expenses and other current assets	(3,077)	(2,707)
Other assets	6,761	6,224
Accounts payable and accrued liabilities	9,125	(3,876)

Total adjustments	(13,546)	16,376

Net cash provided by operating activities	45,345	54,777

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	31,664	—
Purchases of investments in available-for-sale securities	(151,524)	—
Purchases of property, plant and equipment	(6,772)	(6,571)

Net cash used in investing activities	(126,632)	(6,571)

Cash Flows from Financing Activities:
Purchases of treasury stock	(6,754)	(2,958)
Payment of cash dividend	(14,069)	—
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,015	904
Proceeds from exercise of Class A common stock options	24,755	2,790
Repayments of notes payable	(129)	(156)

Net cash provided by financing activities	4,818	580
Net (decrease) increase in cash and cash equivalents	(76,469)	48,786
Cash and cash equivalents – beginning of period	114,294	59,978
Cash and cash equivalents – end of period	$37,825	$108,764
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$29	$36
Cash paid for income taxes	$31,900	$14,483

#   #   #